EXHIBIT 10.9.2

                          MODIFICATION
                               OF
               EMPLOYMENT AND SEVERANCE AGREEMENTS



     THIS AGREEMENT is made and entered into as of this llth day of June, 1992, by and between Bowater Incorporated, a Delaware corporation having a mailing address of One Parklands Drive, P.O. Box 4012, Darien, Connecticut 06820-1412, (the "Corporation") , and E. R. Manning of 741 Washington Road, Woodbury, Connecticut 06798 (the "Executive").

     WHEREAS, the Corporation now employs the Executive as Vice
President and General Counsel pursuant to an Employment Agreement dated March 24, 1988, and amended August 23, 1989, (the
"Employment Agreement") and the Corporation and the Executive are parties to a Severance Agreement dated March 24, 1988, and amended August 23, 1989, (the "Severance Agreement"); and

     WHEREAS, the Corporation has determined to relocate its Headquarters offices from Darien, Connecticut to Greenville,
South Carolina, and

     WHEREAS, the Corporation wishes to continue the Executive's employment under circumstances that give the Executive a high level of assurance regarding his tenure as the Corporation's General Counsel to induce the Executive to relocate to the Greenville, South Carolina area and continue to serve as its General Counsel for a period sufficient to assure continuity in the conduct of the corporate counsel function over the transition period created by the Headquarters move; and

     WHEREAS, in consideration of the inducements offered by the Corporation, the Executive is willing to commit to a minimum period of continued service in Greenville following the Headquarters relocation, ending no sooner than April 1, 1996;

     NOW, THEREFORE, the parties hereto agree that the Employment
Agreement and the Severance Agreement shall be modified in the following respects:

     1. Employment Agreement. The Employment Agreement is hereby modified as follows:

     (a) Term. Section 2 of the Employment Agreement is amended to read in its entirety as follows:

     2.   "Term.

     (a)  Subject to the provisions of subparagraph (b) of this
          Section 2, the term of this Agreement, having begun on March 24, 1988, shall continue from the date of this Modification until the earlier of the termination of


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          the Executive's employment by the Corporation for
          'Cause' (as defined in the Severance Agreement); (ii) any date prior to April 1, 1996, on which date the Executive ceases (by his own decision or action, prompted by reasons other than 'Good Reason', as defined in the Severance Agreement) to serve as General Counsel of the Corporation; (iii) April 1, 1998; or
          (iv) such later date as may be agreed upon in writing by the Corporation and the Executive prior to the earlier of (i), (ii), or (iii) above.

     (b) Notwithstanding Section 2(a), the term of this Agreement shall end upon the death of the Executive and shall be suspended following the inability of the Executive to perform his duties properly, whether by reason of ill-health, accident or other cause, for a period of one hundred and eighty (180) consecutive days or for periods totaling one hundred and eighty (180) days occurring within any twelve (12) consecutive calendar months, and shall remain suspended for so long as the Executive's condition qualifies him for benefits under the Corporation's Long Term Disability Insurance Program and for credit for years of service under the Bowater Incorporated Employees' Retirement Plan (the 'Plan'), but not beyond the earlier of (i) the end of the Executive's period of disability or the Executive's 'Normal Retirement Date', as that term is defined in the Plan. Notwithstanding the termination of the term of this Agreement upon the Executive's death, the provisions of subsection 5 (g) shall remain in effect for such reasonable period following the Executive's death as shall be required for orderly evacuation and disposition of the Executive's Greenville residence by his surviving spouse (and/or the Executive's Executor, Administrator or personal representative)."

(b) Position and Duties. Section 3 of the Employment Agreement is amended to read as follows:

     "3. Position and Duties. At least until April 1, 1996, and thereafter until such later date as the Executive and the Corporation may agree upon as the termination of his tenure as General Counsel, the Executive shall be employed as Vice President and General Counsel of the Corporation, with the duties and responsibilities customarily attendant to that office, provided that the Executive shall undertake such other and further assignments and responsibilities of at least comparable status and consistent with his professional capabilities as the Board of Directors may direct. After the termination of the Executive's tenure as General Counsel and until the termination of this Employment Agreement, the Executive shall continue to render services to the Corporation and shall undertake


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          such other and further assignments and responsibilities
          as the Board of Directors may direct. The Executive shall diligently and faithfully devote his full working time and best efforts to the performance of the services under this Agreement and to the furtherance of the best interests of the Corporation; provided, however that if, after the Executive ceases to serve as General Counsel to the Corporation, the assignments and responsibilities assigned to the Executive by the Corporation's Board of Directors shall require less than the full time efforts of the Executive, the Corporation shall be deemed to have waived, and the Executive shall be relieved of, the obligation to devote his full working time to the Corporation."

     (c)  Place of Employment.  Section 4 of the Employment
          Agreement is amended to read as follows:

          "4. Place of Employment. Until the relocation of the Executive to the Corporation's Headquarters offices in Greenville, South Carolina, the Executive will be employed at the Corporation's offices in the City of Darien, Connecticut. Following such relocation and for so long as the Executive remains General Counsel to the Corporation, the Executive will be employed at the Corporation's Headquarters offices in the City of Greenville, South Carolina (or such other place as the Corporation and the Executive mutually agree upon). During any portion of the term of this Employment Agreement that the Executive is not employed as General Counsel to the Corporation, the Executive will be employed at a suitable facility within a twenty (20) mile radius of the Executive's residence in Connecticut (or, with the Executive's consent, at an appropriate location outside the State of Connecticut)."

     (d)  Compensation and Benefits.  Section 5 of the Employment
          Agreement is amended by substituting for subsections
          (a), (b) and (c) thereof the following amended subsections (a), (b) and (c) and adding thereto the following new subsection (g):

          "(a) Base Salary. The Corporation shall pay to the Executive a base salary at the annual rate of $188,000 (effective as of January 1, 1992), payable in substantially equal periodic installments on the Corporation's regular payroll dates. The Executive's base salary shall be reviewed at least annually and from time to time may be increased (or reduced, if such reduction is effected pursuant to across-the-board salary reductions similarly affecting all management personnel of the Corporation at and above the


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          Executives salary grade."

          "(b) Bonus Plan. In addition to his base salary, the Executive shall be entitled to receive a bonus(es) under the Corporation's bonus plan(s) in effect from time to time determined in the manner, at the time, and in the amount set forth under such plan; provided, however, that the annual bonus (or pro rata share thereof for periods less than one (1) year) payable to the Executive during his continued employment by the Corporation after he ceases to serve as General Counsel to the Corporation shall not be less than the sum of
          (i) an amount equal to the bonus the Executive would have received under the Corporation's annual bonus plan for the year in which the Executive ceased to serve as the Corporations's General Counsel, had the Executive continued to render services to the Corporation as its General Counsel at the same level of performance and at the same level of salary (or, if greater, the Executive's bonus for the preceding year), plus (ii) an amount equal to the pro-rated annual portion of the bonus most recently received by the Executive under the Corporation's Long Term Cash Incentive Plan prior to the termination of his tenure as General Counsel to the Corporation."

          "(c) Benefit Plans.   Throughout the term hereof, the
          Corporation shall provide benefits or make contributions or premium payments, as appropriate, on the Executive's behalf to the various benefit plans and programs of the corporation (including, but not limited to, the Corporation's health, accident, disability, and life insurance, stock option or incentive, bonus, savings, and retirement plans, policies or arrangements) in which executive level employees of the Corporation are eligible to participate in accordance with the provisions thereof as in effect from time to time."

          "(g) Expenses of Acquiring and Maintaining Duplicate Residential Facilities. Upon the relocation of the Executive from the Corporation's Headquarters Offices in Darien, Connecticut, to the Corporation's Headquarters Offices in Greenville, South Carolina, the Corporation agrees to underwrite (through purchase, net after-tax cost reimbursement, interest-free loan with any necessary income tax 'gross-up' or other similar method of the Corporation's choice) the additional costs incurred by the Executive in acquiring, improving and maintaining a suitable residence in the Greenville, South Carolina area, and to reimburse the Executive, net of income tax on such reimbursements, for the reasonable costs of (i) reasonable occasional travel for the Executive and his spouse to the Executive's


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          existing residence in Connecticut to see to the proper
          maintenance thereof; (ii) regular periodic surveillance of the condition of the Executive's Connecticut residence during absences and oversight of activities of service providers; and (iii) the cost of relocation to Connecticut from South Carolina at the termination of the Executive's tenure as General Counsel, in accordance with the Corporation's practices and polices then in effect. The Corporation acknowledges that such reimbursable costs will include the cost of acquisition of an additional motor vehicle by the Executive, title to which shall be transferred to the Corporation upon the Executive's permanent return to Connecticut. Any loss sustained by the Executive upon disposition of his Greenville area residence at the termination of this Employment Agreement shall be borne by the Corporation. Any capital appreciation in the Greenville area residence at the termination of this Employment Agreement (net of tax, if any, imposed upon the Executive and/or his spouse, and net of improvements made at the Executive's expense) shall inure to the benefit of the Corporation (without regard to whether such residence is owned by the Corporation or the Executive). Any amounts loaned to the Executive by the Corporation for the acquisition of relocation-related assets shall be repaid to the Corporation not later than October 1, 1996."

     (e) Severance Pay. Section 8 of the Employment Agreement is amended to read as follows:

          "8. Severance Pay. Upon termination of the Executive's employment hereunder for any reason other than those set forth in Section 2(b) hereof, in a manner and at a time when the Severance Agreement of even date between the Corporation and the Executive is applicable, then, unless the Corporation shall have terminated the Executive's employment for 'Cause" (as defined in the Severance Agreement), at his election, in lieu of the benefits hereof, the Executive shall be entitled to the benefits of said Severance Agreement."

     (f) Ratification. In all respects, except as herein provided, the Employment Agreement is hereby ratified and confirmed.

     2. Severance Agreement. The Severance Agreement is hereby modified as follows:

     (a) Term. Section 2 of the Severance Agreement is hereby amended to read in its entirety as follows:



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     "2.  TERM OF AGREEMENT

          The term of this Agreement, having begun on March 24, 1988, shall extend to the date on which the Executive's rendering of services to the corporation is terminated pursuant to the Employment Agreement as amended by a Modification thereof dated June 11, 1992; provided, however, that if the Corporation terminates the Executive's Employment Agreement for Cause (as defined herein) , or the Executive terminates his Employment Agreement with the Corporation for other than Good Reason (as defined herein), then in either case this Agreement shall terminate upon the termination of the Executive's Employment Agreement."

     (b) Termination. The first paragraph of Section 3 of the Severance Agreement is hereby amended to read as follows:

          "If a Change in Control of the Corporation shall have occurred and, during the term of this Agreement, the Executive's employment by the Corporation is terminated for any reason other than his death, the expiration of the Executive's Employment Agreement, by the Corporation for Cause or by the Executive without Good Reason, the Executive shall be under no further obligation to perform services for the Corporation and shall be entitled to receive the following payments:"

     (c) Ratification. In all respects, except as herein provided, the Severance Agreement is hereby ratified and confirmed.

     3. Expenses of Successful Contest. The Corporation shall pay or reimburse the Executive for all costs, including reasonable attorney's fees and expenses of either litigation or arbitration, incurred by the Executive in successfully contesting or disputing any termination of his employment or in seeking to obtain or enforce any right or benefit provided by his Employment Agreement, his Severance Agreement or this modification thereof.

     4. Benefit and Eligibility Confirmation. This instrument confirms that if the Executive survives to April 1, 1998, and his Employment Agreement has not been terminated in a manner permitted therein prior to that date, he shall be eligible at that time to retire from the employment of the Corporation with an aggregate annual cash benefit under the Supplemental Benefit Plan (from which there shall be deducted "Other Benefits", as defined in that Plan) of not less than $100,000.00. Any post-retirement increase in retirement benefits payable to retired Supplemental Benefit Plan Participants effected by the Corporation shall inure to

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          the benefit of the Executive and any post-retirement
          increase in the benefits which are described as "Other Benefits" in the Supplemental Benefit Plan shall be excluded from the amount of "Other Benefits" to be deducted from the cash benefit payable to the Executive under the Supplemental Benefit Plan. This instrument further confirms that if the Executive's Employment Agreement is terminated at any time by his death, the Executive's surviving Spouse (as defined in the Supplemental Benefit Plan) shall be entitled (without regard to the Executive's Satisfaction of the eligibility criteria therefor) to the sixty (60%) percent Spouse's Pre-Retirement Death Benefit as provided in the Supplemental Benefit Plan, determined by reference to the greater of (i) the Executive's aggregate annual benefit amount recited above, or (ii) the benefit projected to his Normal Retirement Date as provided in the Supplemental Benefit Plan. The determination of the Corporation's Executive Committee of the Executive's eligibility upon retirement at the time herein provided (as well as his Spouse's eligibility upon his death) to receive benefits from the Supplemental Benefit Plan is hereby confirmed.

     5. Upon the Executive's retirement, the Executive, his heirs, executors and administrators shall be granted the longest period permissible within which to exercise the rights granted to the Executive pursuant to the Corporation's 1984, 1988 and 1992 (and any subsequently adopted) Stock Incentive Plans consistent with applicable law, regulation, Corporation policy and practice, and provisions of the relevant plans and awards.


     IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

                                     BOWATER INCORPORATED



/s/ Susan R. Wasilko                 By/s/ A. P. Gammie
Witness



/s/ R. E. Gustafson                 /s/ Ecton R. Manning
Witness                             Executive